SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of July 25, 2018 (this “Agreement”), is made and entered into by and among TYG Solutions Corporation, a Delaware corporation (“TYYG” or the “Company”) on the one hand; and Kannalife Sciences, Inc., (“Kannalife”) a Delaware corporation and the Stockholders of Kannalife listed on Exhibit A attached hereto (each, a “Kannalife Stockholder” and collectively the “Kannalife Stockholders”) that meet the requirements of eligibility and participate in the Share Exchange (as hereinafter defined), on the other hand.

RECITALS

WHEREAS, TYYG desires to acquire up to 100% of the issued and outstanding shares of Kannalife by means of a share exchange with the eligible Kannalife Stockholders (the “Share Exchange”), upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, the Kannalife Stockholders hold an amount of shares of Kannalife’s common stock which represents up to 100% of the issued and outstanding capital stock of Kannalife (the “Kannalife Shares”);

WHEREAS, upon the Initial Closing (as hereinafter defined) of the Share Exchange, Kannalife would become a subsidiary of TYYG, and the Kannalife Stockholders immediately prior to closing that were eligible and participated in the Share Exchange would become stockholders of TYYG; and

WHEREAS, it is intended by the parties hereto that the Agreement shall constitute a tax free reorganization within the meaning of Section 368 of the Internal Revenue Code.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE SHARE EXCHANGE

1.1The Share Exchange. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the parties shall do the following:

(a)The eligible Kannalife Stockholders will sell, convey, assign, transfer and deliver to TYYG the Kannalife Shares, which shall constitute up to 100% of the issued and outstanding shares of capital stock of Kannalife, through delivery of a properly executed and authenticated assignment separate from certificate (the "Assignment Separate from Certificate") attached hereto as Exhibit B.

(b)In exchange for the transfer of the Kannalife Shares that are eligible for the Share Exchange as set forth herein, TYYG will issue to the eligible Kannalife Stockholders that number of shares of TYYG's newly-issued common stock as set forth opposite the Kannalife Stockholder's name on Exhibit A hereof (the "TYYG Shares"), provided however, the eligibility of certain of the Kannalife Stockholders to participate in the Share Exchange shall be subject to certain lock-up and leak-out restrictions agreed upon by and between TYYG, Kannalife and the Kannalife Stockholders pursuant to those certain Lock-Up and Leak-Out and Release Agreements (the "Lock-Up Agreements"). Those Kannalife Shareholders required to execute a Lock-Up Agreement shall only be eligible for the Share Exchange upon execution and delivery of the Lock-Up Agreement so designated for that particular Kannalife Stockholder (each·such Kannalife Stockholder required to execute a Lock-Up Agreement may also be referred to herein as a "Kannalife Lock-Up Stockholder" and collectively may be referred to as the "Kannalife Lock-Up Stockholders"). For the avoidance of doubt, not every Kannalife Stockholder shall be required by the Company to execute a Lock-Up Agreement as a condition to their eligibility to participate in the Share Exchange, and not every Lock-Up Agreement is identical in its terms. The Company will sign the acknowledgment on the Stockholder signature page upon receipt of executed versions of all necessary documents, including a Lock-Up Agreement, if any is required, verifying that the Stockholder has executed the necessary documents and is eligible to participate in the Share Exchange, provided however, nothing contained in such acknowledgement shall be construed to relieve the Stockholder from the requirements of Section 1.3 of this Agreement or similar provisions found in the Lock-Up Agreements.

(c)As more particularly set forth in Article 6 (Conditions to Closing), the effectiveness of this Agreement and the Company's obligation to consummate the transactions contemplated hereby with respect to any Kannalife Lock-Up Stockholder is conditioned upon the delivery by such Kannalife Lock-Up Stockholder of a duly executed copy of their respective Lock-Up Agreement.

1.2Closing.

(a)The initial closing of the Share Exchange shall take place remotely via the exchange of documents and signatures at such time and place as the parties mutually agree upon, orally or in writing (which time and place are designated as the "Initial Closing"). In the event there is more than one closing, the term "Closing" shall apply to each such closing unless otherwise specified and the date of each such Closing shall be its respective "Closing Date". Following the Initial Closing, the Kannalife Stockholders will be provided with an updated version of Exhibit A setting forth those Kannalife Stockholders that were eligible for and participated in the Share Exchange.

(b)After the Initial Closing and for a period of no more than one hundred twenty (120) days thereafter, unless extended in the sole discretion of the Company, the Company may issue, on the same terms and conditions as those contained in this Agreement, additional TYYG Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) (the "Additional TYYG Shares") to Kannalife Stockholders that did not participate in the Initial Closing (the "Additional Kannalife Stockholder(s)"), provided that each Additional Kannalife Stockholder shall become a party to the Transaction Documents (as defined below) by executing and delivering a counterpart signature page to each of the Transaction Documents. Exhibit A to this Agreement shall be updated to reflect the number of Additional TYYG Shares issued and exchanged at each such Closing and the parties acquiring such Additional TYYG Shares. The term Additional Kannalife Stockholders shall include Kannalife Stockholders that acquired their Kannalife Shares either after the date of this Agreement or after the Initial Closing as contemplated in Section 2.2. For purposes of this Agreement, "Transaction Documents" means this Agreement, the Lock-up Agreement and the Assignment Separate from Certificate.

1.3Taking of Necessary Action; Further Action. If, at any time either before or after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the Kannalife Stockholders, Kannalife and/or TYYG (as applicable) shall perform or cause to be performed any further acts and execute and deliver any documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF KANNALIFE

Kannalife hereby represents and warrants to TYYG as follows:

2.1Organization. Kannalife has been duly organized, validly exists as a corporation, and is in good standing under the laws of Delaware, and has the requisite power to carry on its business as now conducted.

2.2Capitalization. Kannalife's authorized capital stock consists of 180,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, of which (a) up to 170,000,000 shares of Common Stock, but in no case less than 133,671,482 shares of Common Stock (the "Minimum KLSI Common Stock Outstanding") shall be issued and outstanding immediately prior to the Initial Closing, and (b) 0 shares of Preferred Stock shall be issued and outstanding immediately prior to the Initial Closing. Exhibit A sets forth Kannalife's estimate of Common Stock that will be outstanding immediately prior to the Initial Closing, subject to, however, additional issuances of Common Stock Kannalife intends to issue prior to the Initial Closing as more particularly detailed in Footnotes 1 through 11 of Exhibit A. Such additional shares of Common Stock to be issued is undetermined as of the date hereof, and may differ from the number of shares set forth on Exhibit A, and Footnotes 1 through 11, as agreed upon and approved by KLSI and TYYG and may not have been completed by the Initial Closing (the "Projected Pre-Closing Share Issuances"). When transferred pursuant to this Agreement, the Kannalife Shares will be duly authorized, validly issued, fully-paid, non-assessable and free of preemptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Kannalife is a party or which are binding upon Kannalife providing for the issuance by Kannalife or transfer by Kannalife of additional shares of Kannalife's capital stock and Kannalife has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of Kannalife. There are no voting trusts or any other agreements or understandings with respect to the voting of Kannalife's capital stock. There are no obligations of Kannalife to repurchase, redeem or otherwise acquire any shares of its capital stock as of the Closing. Notwithstanding the foregoing, at any time after the date hereof but prior to the expiration of ninety (90) days after the Initial Closing, Kannalife reserves the right to increase the number of shares of its Common Stock outstanding by up to 36,328,518 shares above the Minimum KLSI Common Stock Outstanding (to a maximum of 170,000,000 shares of Common Stock), all of which such shares will be offered to participate in the Share Exchange, in order to (i) complete the Projected Pre-Closing Share Issuances (either at the projected number of shares to be issued or at different share amounts acceptable to KLSI and TYYG), and (ii) issue up to 15,000,000 shares in exchange for a contemplated investment by a third-party either directly or pursuant to an option that KLSI may issue to the investor (which option is not issued or outstanding as of the date of this Agreement) to facilitate such share purchase (the "Potential Investment Shares"). There can be no assurance that a transaction to issue the Potential Investment Shares will be completed, and no Kannalife Stockholder shall rely upon or base

. his/her/its decision whether to enter into this Agreement and participate in the Share Exchange on any transaction resulting in the issuance of the Potential Investment Shares or any funding of Kannalife or TYYG in connection therewith.

2.3Authority Relative to this Agreement. Kannalife has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Kannalife and the consummation by Kannalife of the transactions contemplated hereby have been duly authorized and no other actions on the part of Kannalife are necessary to authorize this Agreement or the transactions contemplated hereby.

2.4Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Kannalife of the transactions contemplated by this Agreement.

2.5Intellectual Property. Kannalife owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Kannalife Intellectual Property without any known conflict with, or infringement of, the rights of others. To Kannalife's knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by Kannalife violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. There are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Kannalife Intellectual Property, nor is Kannalife bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Kannalife has not received any communications alleging that Kannalife has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. To Kannalife's knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by Kannalife, unless such inventions have been duly assigned to Kannalife at or prior to the Initial Closing. Each employee and consultant has assigned to Kannalife all intellectual property rights he or she owns that are related to Kannalife's business as now conducted and as presently proposed to be conducted. For purposes of this Subsection 2.6, Kannalife shall be deemed to have knowledge of a patent right if Kannalife has actual knowledge of the patent right or would be found to be on· notice of such patent right as determined by reference to United States patent laws.

2.6Disclosure. The representations and warranties and statements of fact made by Kannalife in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE KANNALIFE STOCKHOLDERS

The Kannalife Stockholders hereby jointly and severally represent and warrant to TYYG as follows:

3.1Ownership of the Kannalife Shares. Each Kannalife Stockholder owns, beneficially and of record, valid and marketable title to the Kannalife Shares set forth opposite such Kannalife Stockholder's name in Exhibit A attached hereto, free and clear of any and all security interests, liens, adverse claims, charges, pledges, restrictions, rights of first refusal or co sale, encumbrances, equities, proxies, options, shareholders' agreements or exceptions to title of any kind. Each Kannalife Stockholder represents that such person has no right or claims whatsoever to any shares of Kannalife, other than the interests listed across such Kannalife Stockholder on Exhibit A and does not have any options, warrants or any other instruments entitling such Kannalife Stockholder to exercise to purchase or convert into any shares of Kannalife. At the Closing, the Kannalife Stockholders will convey to TYYG good and marketable title to the Kannalife Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders' agreements or restrictions.

3.2Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by each Kannalife Stockholder and constitutes a valid and binding agreement of each eligible Kannalife Stockholder, enforceable against each eligible Kannalife Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

3.3No Consents. No consent, approval, authorization, license, qualification, exemption or order of any court or governmental agency or body or third party is required for the execution of this Agreement by any Kannalife Stockholder or for the consummation by each Kannalife Stockholder of any of the transactions contemplated hereby.

3.4Restricted Securities. Each Kannalife Stockholder acknowledges that the TYYG· Shares will not be registered pursuant to the Securities Act of 1933, as amended (the "Securities Act") or any applicable state securities laws, that the TYYG Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the TYYG Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, each Kannalife Stockholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.5Disclosure of Information. The Kannalife Stockholder has had an opportunity to discuss the Company's business, management, financial affairs and the terms and conditions of the offering of the TYYG Shares with the Company's management and has had an opportunity to consult with his/her/its financial, legal and tax advisor(s) in connection with the transactions contemplated by this Agreement and the Lock-Up Agreement. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article 4 of this Agreement or the right of the Kannalife Stockholders to rely thereon.

3.6No General Solicitation.Neither the Kannalife Stockholder, nor any of its

. officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the TYYG Shares.

3.7Status of Stockholder. Each of the Kannalife Stockholders hereby represents and warrants that it is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act; or

3.8Investment Risk. Each Kannalife Stockholder is able to bear the economic risk of acquiring the TYYG Shares pursuant to the terms of this Agreement, including a complete loss of such Kannalife Stockholder's investment in the TYYG Shares. Each Kannalife Stockholder acknowledges that Kannalife makes no representations or warranties concerning the merits of an investment in the TYYG Shares, and each Kannalife Stockholder understands and acknowledges that neither the Company nor Kannalife makes any representations concerning the liquidity of the Company's shares or any Kannalife Stockholder's ability to sell his/her/its TYYG Shares at a price he/she/it deems favorable.

3.9Restrictive Legends. Each Kannalife Stockholder acknowledges that the certificate(s) representing such Kannalife Stockholder's pro rata portion of the TYYG Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

REGULATION D LEGEND:

''THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

Each Kannalife Lock-Up Stockholder further acknowledges and agrees that the following legend shall also be placed on their certificate(s):

LOCK-UP/LEAK-OUT LEGEND

"THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A LOCK-UP AND LEAK-OUT AND RELEASE AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). THE SECRETARY OF THE COMPANY WILL, UPON WRITTEN REQUEST, FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE."

3.10Disclosure. The representations and warranties and statements of fact made by the Kannalife Stockholders in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES TYYG

TYYG hereby represents and warrants to Kannalife and the Kannalife Stockholders as of the date hereof and as of the Initial Closing (unless otherwise indicated), as follows:

4.1Organization. TYYG is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has the requisite corporate power to carry on its business as now conducted.

4.2Capitalization. TYYG's authorized capital stock consists of 200,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, of which 9,530,000 shares of Common Stock and 75 shares of Series A Preferred Stock and 75 shares of Series B Preferred Stock are issued and outstanding immediately prior to the Initial Closing. When issued pursuant to this Agreement, the TYYG Shares will be duly authorized, validly issued, fully-paid, non assessable and free of preemptive rights. In addition to the Common Stock and Preferred Stock outstanding immediately prior to the Initial Closing, TYYG also has outstanding a convertible note, $500,000 face value, which is convertible into TYYG shares at a conversion price of $0.10 per share.

4.3Certain Corporate Matters. TYYG is licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of such properties or nature of such business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect. TYYG has delivered to Kannalife true, accurate and complete copies of its certificate or articles of incorporation and bylaws of TYYG, which reflect all restatements of and amendments made thereto at any time prior to the date of the Initial Closing.

4.4Authority Relative to this Agreement. TYYG has the requisite power and authority to enter into this Agreement and carry out its or his obligations hereunder. The execution, delivery and performance of this Agreement by TYYG and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of TYYG, and no other actions on the part of TYYG are necessary to authorize this Agreement or the transactions contemplated hereby.

4.5Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by TYYG of the transactions contemplated by this Agreement.

4.6Disclosure. The representations and warranties and statements of fact made by TYYG in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5

INDEMNIFICATION

5.1Kannalife Indemnification. For a period of two (2) years after the Closing, Kannalife and the Kannalife Stockholders (each, an "Indemnifying Party" and together the ''Indemnifying Parties") agree, jointly and severally, to indemnify TYYG and each of their respective officers, directors, agents, successors and representatives (each, an "Indemnified Party" and collectively the "Indemnified Parties") against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably and actually incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (each, a "Claim") to which it or they may become subject arising out of or based on either (i) with respect to all Indemnifying Parties, any breach of or inaccuracy in any of his/her/its representations and warranties or covenants or conditions made in this Agreement; or (ii) with respect to Kannalife, any and all liabilities arising out of or in connection with: (A) any of the assets of Kannalife prior to the Closing; or (B) the operations of Kannalife prior to the Closing (the "TYYG Indemnification"); provided, however, that the foregoing indemnification will not apply to any Claims to the extent they are based upon or arise out of (x) any breach of this Agreement by any Indemnified Party, or (y) bad faith, gross negligence or willful misconduct on the part of any Indemnified Party or their representatives, agents and advisors. During the period of the TYYG Indemnification, if TYYG shall become reasonably aware of any Claim covered by this Section 5.1, and while such Claim is unresolved, TYYG shall have the right to issue stop transfer instructions to its transfer agent with respect to the TYYG Shares held by the Indemnifying Party. The parties specifically intend that the applicable statutes of limitations be superseded and replaced by the parties' agreement herein.

5.2Indemnification Procedures. If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party. The Indemnifying Party will not be liable to any Indemnified Party under this Article 5 for any settlement by an Indemnified Party effected without the Indemnifying Party's prior written consent, which shall not be unreasonably withheld or delayed; or to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party's indemnification pursuant to this Article 5.

ARTICLE 6

CONDITIONS TO CLOSING

6.1Conditions to Obligations of Kannalife and the Kannalife Stockholders. The obligations of Kannalife and the Kannalife Stockholders under this Agreement shall be subject to each of the following conditions:

(a)Closing Deliveries. At the Closing, TYYG shall have delivered or caused to be delivered to Kannalife and the Kannalife Stockholders that were eligible for and participated in the Share Exchange the following:

(i)resolutions duly adopted by the Board of Directors of TYYG·approving the following events or actions, as applicable:

a.the execution, delivery and performance of this Agreement;

b.the Share Exchange and the terms thereof; and

c.the execution, delivery and performance of the respective

(ii)Stock certificates issued to the Kannalife Stockholders evidencing the issuance of the TYYG Shares as contemplated by this Agreement; and

(iii)this Agreement duly executed by TYYG.

6.2Conditions to Obligations of TYYG.The obligations of TYYG under this Agreement shall be subject to each of the following conditions:

(a)Closing Deliveries. On the Closing Date, Kannalife and/or the Kannalife Stockholders shall have delivered to TYYG the following:

Stockholders;

(i)this Agreement duly executed by Kannalife and the Kannalife

(ii)the respective Lock-up Agreements duly executed by Kannalife and the Kannalife Stockholders to the satisfaction of TYYG; and

(iii)the Assignment Separate from Certificate duly executed by the Kannalife Stockholders, a true and correct copy of which is attached hereto as Exhibit B.

(b)Required Number of Shares Tendered for the Share Exchange. On the Closing Date, the eligible Kannalife Stockholders shall tender for participation in the Share Exchange a number of shares of Kannalife common stock that is satisfactory to the Company in its sole discretion, but in no case less than 80% of the Kannalife common shares outstanding immediately prior to the Initial Closing.

ARTICLE 7

GENERAL PROVISIONS

7.1Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth on the signature pages hereof (or at such other address for a party as shall be specified by like notice).

7.2Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

7.3Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

7.4Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

7.5Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

7.6Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked manually executed document.

7.7Parties In Interest. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.

7.8Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

7.9Waiver of Conflicts. Each party to this Agreement acknowledges and agrees that Procopio, Cory, Hargreaves & Savitch LLP ("Procopio") is acting as counsel only to the Company in connection with the preparation of this Agreement (the "TYYG Matters"), and that Procopio has in the past represented, and may, now or in the future, represent the Company, Kannalife or other Kannalife Stockholders in matters unrelated to the TYYG Matters. The applicable rules of professional conduct require that Procopio inform the parties previously or presently represented by Procopio of this representation and obtain their consent. Procopio has served as counsel to the Company and has negotiated the terms of this Agreement solely on behalf of the Company. Each party to this Agreement acknowledges, represents and warrants to Procopio that (A) (i) the party has read this Agreement; (ii) the party has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the party's own choice or has voluntarily declined to seek such counsel; and (iii) the party understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect; and (B) the party understands that (i) Procopio has been retained by the Company in connection with the preparation, negotiation and execution of this Agreement; and (ii) the party has not engaged the services of Procopio in connection with the preparation, negotiation and execution of this Agreement and the party is not represented by Procopio in the preparation, negotiation and execution of this Agreement.

7.10Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

[Remainder of Page Left Blank Intentionally, Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the date first written above.

TYYG:

TYG SOLUTIONS CORPORATION

By:	Name:

Its:

Address:

Email:

KANNALIFE:

KANNALIFE SCIENCES, INC.

By:	Name:

Its:

Address:

Email:

SIGNATURE PAGE OF KANNALIFE STOCKHOLDERS

KANNALIFE STOCKHOLDERS:

(Name of Kannalife Stockholder)

(Signature)

(Name of Authorized Representative, if applicable)

(Title of Authorized Representative, if applicable)

Address

Email

ACKNOWLEDGEMENT:

Pursuant to and subject to the proviso found in Section 1.1(b), by signing below the Company affirms that it has received executed versions of the required documents from the above-named Stockholder, including a Lock-Up Agreement, if any is required, and confirms and acknowledges that the above-named Stockholder is eligible to participate in the Share Exchange at the applicable Closing, if any.

By: Robert T. Malasek,

Chief Financial Officer

EXHIBIT A

(List of Stockholders of Kannalife Sciences, Inc.)

EXHIBIT B

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, effective as of the Closing, the undersigned stockholder of Kannalife Sciences, Inc. ("Kannalife Stockholder") hereby assigns and transfers unto TYG Solutions Corp. (the "Company"), all of its shares in Kannalife Sciences, Inc. totaling shares (the "Kannalife Shares"), standing in the name of Kannalife Stockholder on the books of Kannalife Sciences, Inc. ("Kannalife"). Kannalife Stockholder does hereby irrevocably constitute and appoint Kannalife and its transfer agent as Attorney-in-Fact to transfer the Kannalife Shares on the books of Kannalife with full power of substitution in the premises. Kannalife Stockholder agrees to indemnify Kannalife in connection

·with the transfer of the Kannalife Shares.

Dated: _________________

KANNALIFE STOCKHOLDER:

(Name of Kannalife Stockholder)

(Signature)

(Name of Authorized Representative, if applicable)

(Title of Authorized Representative, if applicable)